Exhibit 99

Contacts:
The Washtenaw Group, Inc. - Howard Nathan – P:800 765-5562
Marcotte Financial Relations - Mike Marcotte – P:248 656-3873

The Washtenaw Group Posts Strong 2003 Results

Washtenaw Mortgage Company Spin-off Completed
The Washtenaw Group Trades Under Amex TWH	For Immediate Release

ANN, ARBOR, Mich., Feb. 26, 2004 — The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, posted a three-fold jump in 2003 net income, Charles C. Huffman, Chairman and CEO, reported today.

Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through approximately 2,000 correspondent lenders in approximately 40 states.

The Washtenaw Group, Inc. resulted from the previously announced spin-off of Washtenaw Mortgage Company into a separate, publicly held corporation, from Pelican Financial, Inc. (Amex:PFI). The spin-off was effective at the close of business December 31, 2003. PFI shareholders received one share of TWH for each share held of PFI.

Fourth-quarter results

Fourth-quarter results were off from last year, in the main from lower interest income, due to decreased loan production, and lower gains on sales of loans and mortgage servicing rights. The net loss for the fourth quarter was $367,518, or $0.08 per diluted share, compared with net income of $1,619,667, or $0.36 per diluted share, for the final quarter of 2002.

Full-year results

Full year results were considerably more favorable. Net income jumped to $9,531,442, or $2.12 per diluted share, from $2,203,303, or $0.49 per diluted share, for 2002. The 2003 results include an accounting adjustment of $1,734,698, equivalent to $0.39 per share, for the interest-rate-related valuation adjustment to the mortgage-servicing rights portfolio. This adjustment in 2002 was $8,616,240, equivalent to $1.93 per share. The Company’s policy is not to hedge its mortgage-servicing rights. The value of these rights declined in both 2002 and 2003 due to declines in mortgage interest rates.

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The Washtenaw Group, Inc.

Q4/12-month 2003 results

Mr. Huffman said, “The Company performed quite well in 2003, despite a precipitous slowdown in refinance activity in the second half of the year. However, we posted our first-ever $500-million month and generated record mortgage volume of $3.7 billion for the year. The volume for 2002 was $2.8 billion.

“We’re moderately optimistic about 2004 as far as new-home purchases, but uncertain about volume for the refinance side of the business. Our operations are quite scalable and we are a clear leader in the development and use of online and automated processing of mortgage applications. This has helped us significantly in reducing costs and speeding processing time. We also gained important marketshare and mortgage volume from our West Coast region, which now accounts for 20% of total volume.

Mr. Huffman said that the board of directors has decided dividends will not be paid for the foreseeable future  so that future earnings can be invested in Company growth.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts receivable, net	5,340,932	7,736,378
Loans held for sale	97,687,823	181,058,139
Mortgage servicing rights, net	24,614,381	13,729,803
Other real estate owned	925,839	1,217,366
Premises and equipment, net	1,480,988	1,215,763
Other assets	1,030,653	1,715,415

	$131,180,616	$206,772,864

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Due to bank	11,074,372	34,849,016
Notes payable	33,211,685	48,249,353
Repurchase agreements	43,926,901	82,987,994
Other liabilities	20,762,696	22,846,153
Total liabilities	108,975,654	188,932,516

Shareholder’s equity
Preferred stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized 4,488,351 and 4,463,221 outstanding at December 31, 2003 and 2002, respectively.	44,884	44,632
Additional paid in capital	1,955,932	1,956,184
Retained earnings	20,204,146	15,839,532
Total shareholder’s equity	22,204,962	17,840,348

	$131,180,616	$206,772,864

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Interest income	$12,983,856	$11,400,554	$14,680,550
Interest expense	6,429,429	5,593,984	8,393,998
Net interest income	6,554,427	5,806,570	6,286,552

Noninterest income
Servicing income	7,534,998	6,117,236	2,711,674
Gain on sales of mortgage servicing rights and loans, net	42,772,289	25,012,380	26,490,513
Other income	1,019,929	663,618	1,256,701
Total noninterest income	51,327,216	31,793,234	30,458,888

Noninterest expense
Compensation and employee benefits	21,431,079	14,353,581	15,300,684
Occupancy and equipment	1,681,847	1,219,234	1,048,780
Telephone	561,375	507,952	554,093
Postage	736,716	624,498	635,551
Amortization of mortgage servicing rights	6,319,081	4,531,997	2,062,439
Mortgage servicing rights valuation adjustment	1,734,698	8,616,240	2,117,881
Other noninterest expense	10,996,944	5,008,482	4,129,858
Total noninterest expense	43,461,740	34,861,984	25,849,286

Income before income taxes and cumulative effect of change in accounting principle	14,419,903	2,737,820	10,896,154

Provision for income taxes	4,888,461	947,966	3,721,536
Income before cumulative effect of change in accounting principle	9,531,442	1,789,854	7,174,618

Cumulative effect of change in accounting principle, net of tax	—	413,449	(420,495)

Net income	$9,531,442	$2,203,303	$6,754,123
Basic earnings per share before cumulative effect of change in accounting principle	$2.13	$0.40	$1.61
Diluted earnings per share before cumulative effect of change in accounting principle	$2.12	$0.40	$1.61

Per share cumulative effect of change in accounting principle	—	0.09	(0.10)
Basic earnings per share	$2.13	$0.49	$1.51
Diluted earnings per share	$2.12	$0.49	$1.51